                               SCHEDULE 14A INFORMATION

            Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant /X/
Filed by a Party other than the Registrant /  /

/   /     Preliminary Proxy Statement
/   /     Confidential, for Use of the Commission Only (as permitted by Rule
          14a-6(e)(2))
/ X /     Definitive Proxy Statement
/   /     Definitive Additional Materials
/   /     Soliciting Material pursuant to Rule 14a-11(c) or Rule 14a-12

                                 DATA I/O CORPORATION
- --------------------------------------------------------------------------------
                   (Name of Registrant as Specified In Its Charter)


                                    SAME AS ABOVE
- --------------------------------------------------------------------------------
       (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ X /    $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(j)(2) or
         Item 22(a)(2) of Schedule 14A.
/   /    $500 per each party to the controversy pursuant to Exchange Act Rule
         14a- 6(i)(3).
/   /     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.
         1)   Title of each class of securities to which transaction applies:
         2)   Aggregate number of securities to which transaction applies:
         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
         4)   Proposed maximum aggregate value of transaction:
         5)   Total fee paid:

/   /    Fee paid previously with preliminary materials.
/   /    Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)   Amount Previously Paid:
         2)   Form, Schedule or Registration Statement No.:
         3)   Filing Party:
         4)   Date Filed:

                                                            DATA I/O CORPORATION












                                                                  NOTICE OF 1996

                                                                  ANNUAL MEETING

                                                                             AND

                                                                 PROXY STATEMENT

                                 DATA I/O CORPORATION





                                                                  March 28, 1996


TO OUR SHAREHOLDERS:

    You are cordially invited to attend the 1996 Annual Meeting of Data I/O Corporation, which will be held at the Company's headquarters at 10525 Willows Road N.E., Redmond, Washington 98052. The meeting will begin at 2:00 p.m. Seattle time on Tuesday, May 14, 1996. Following the meeting there will be an opportunity to see some of our exciting new products and to tour our factory.

    Many of the Directors and Officers of the Company will be attending and would be pleased to answer any questions you might have either during or after the meeting. We will review the business operations of the Company for 1995 and the first quarter of 1996 and report on our strategic plan for the future. Formal business will include the election of Directors, the consideration of a proposal to amend the Company's 1982 Employee Stock Purchase Plan, and the consideration of a proposal to approve the 1996 Director Fee Plan.

    Please read the proxy materials carefully. Your vote is important. The Company appreciates you considering and acting on the proposals presented.

    I am looking forward to seeing you on May 14.

                                       Sincerely,





                                       //S//William C. Erxleben
                                       William C. Erxleben
                                       President and
                                       Chief Executive Officer

                                 DATA I/O CORPORATION
- --------------------------------------------------------------------------------
               NOTICE OF ANNUAL MEETING OF SHAREHOLDERS - May 14, 1996
- --------------------------------------------------------------------------------

TO THE SHAREHOLDERS OF DATA I/O CORPORATION:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Data I/O Corporation (the "Company") will be held at 2:00 p.m. Pacific Daylight Time, on Tuesday, May 14, 1996, at the Company's principal offices, 10525 Willows Road N.E., Redmond, Washington 98052, for the following purposes:


    (1)  ELECTION OF DIRECTORS:
         To elect five directors, each to serve until the next annual meeting of shareholders or until their successors are elected and qualified.

    (2)  EMPLOYEE STOCK PURCHASE PLAN:
         To consider and vote on a proposal to amend the Data I/O Corporation 1982 Employee Stock Purchase Plan to increase the number of shares reserved for issuance under the Plan by an additional 400,000 shares.

    (3)  DIRECTOR FEE PLAN:
         To consider and vote on a proposal to approve the Data I/O Corporation 1996 Director Fee Plan which provides for the payment of certain fees to directors of Data I/O who are not employees of the Company by delivery of shares of the Company's common stock.

    (4)  OTHER BUSINESS:
         To consider and vote upon such other business as may properly come before the meeting.


The Board of Directors has fixed the close of business on March 5, 1996, as the Record Date for the determination of shareholders entitled to notice of, and to vote at, the 1996 Annual Meeting.

                                       By Order of the Board of Directors



                                       //S//Steven M. Gordon
                                       Steven M. Gordon
                                       Secretary


Redmond, Washington
March 28, 1996


                                YOUR VOTE IS IMPORTANT


Whether or not you expect to attend the meeting in person, we urge you to sign, date and return the accompanying proxy card at your earliest convenience. This will ensure the presence of a quorum at the meeting. PROMPTLY RETURNING A SIGNED AND DATED PROXY CARD WILL SAVE THE COMPANY THE EXTRA EXPENSE OF ADDITIONAL SOLICITATION. An addressed, postage paid envelope is provided in order to make certain that your shares will be represented at the Annual Meeting.

                                DATA I/O LOCATION MAP

                                DATA I/O CORPORATION
                              10525 WILLOWS ROAD N.E.
                             REDMOND, WASHINGTON 98052
                                ____________________

                                  PROXY STATEMENT

                           ANNUAL MEETING OF SHAREHOLDERS
                                    MAY 14, 1996

                             INFORMATION REGARDING PROXY

This Proxy Statement and the accompanying form of proxy are furnished in connection with the solicitation of proxies by the Board of Directors of Data I/O Corporation (the "Company") for use at the Annual Meeting of Shareholders to be held on Tuesday, May 14, 1996, at 2:00 p.m. Pacific Daylight Time, and at any adjournment thereof. Shareholders of record at the close of business on March 5, 1996 (the "Record Date") are entitled to notice of and to vote at the meeting. Management anticipates that this Proxy Statement and a copy of the Company's 1995 Annual Report to Shareholders will be sent to shareholders on or about March 28, 1996.

A proxy card is enclosed for your use. YOU ARE REQUESTED ON BEHALF OF THE BOARD OF DIRECTORS TO SIGN, DATE AND RETURN THE PROXY CARD IN THE ACCOMPANYING ENVELOPE, which is postage-paid if mailed in the United States or Canada.

A proxy in the accompanying form which is properly signed, dated and returned and not revoked will be voted in accordance with the instructions contained therein. To vote on the election of directors, check the appropriate box under Item No. 1 on your proxy card. You may (a) vote for all of the director nominees as a group, (b) withhold authority to vote for all director nominees as a group, or (c) vote for all director nominees as a group except those nominees indicated to the contrary. To vote on the approval of the amendment to the Data I/O Corporation 1982 Employee Stock Purchase Plan check the appropriate box under Item No. 2. To vote on the approval of the Data I/O Corporation 1996 Director Fee Plan check the appropriate box under Item No. 3. For Item Nos. 2 and 3 you may (a) vote "FOR" the proposal, (b) vote "AGAINST" the proposal, or
(c) "ABSTAIN" from voting on the proposal. Any shareholder executing a proxy has the power to revoke it at any time prior to the voting thereof on any matter (without, however, affecting any vote taken prior to such revocation) by delivering written notice of revocation to the Secretary of the Company, by executing and delivering to the Company another proxy dated as of a later date or by voting in person at the meeting.

                       VOTING SECURITIES AND PRINCIPAL HOLDERS

The only outstanding voting securities of the Company are shares of common stock (the "Common Stock"). As of the Record Date, there were 7,105,616 shares of Common Stock issued and outstanding, and each such share is entitled to one vote at the 1996 Annual Meeting. The presence in person or by proxy of holders of a majority of the outstanding shares of Common Stock is required to constitute a quorum for the transaction of business at the Annual Meeting. Shares of Common Stock underlying abstentions and broker non-votes will be considered present at the Annual Meeting for the purpose of calculating a quorum. Under Washington law and the Company's charter documents, if a quorum is present, the five nominees for election to the Board of Directors who receive the greatest number of affirmative votes cast at the Annual Meeting shall be elected Directors. Abstentions and broker non-votes will have no effect on the election of directors. The proposals to amend the Data I/O Corporation 1982 Employee Stock Purchase Plan and to approve the Data I/O Corporation 1996 Directors Fee Plan will be approved if each proposal receives the affirmative vote of the holders of a majority of the Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposals. An abstention from voting on such proposals has the effect of a vote against the proposals. Broker non-votes on the proposals will, however, have no effect because such shares are not considered "shares entitled to vote" on the proposals. Proxies and ballots will be received and tabulated by Chemical Mellon Shareholder Services, an independent business entity not affiliated with the Company.

The Common Stock is traded in the over-the-counter NASDAQ National Market System. The last sale price for the Common Stock, as reported by NASDAQ on March 5, 1996, was $7.50 per share.

The following table sets forth information with respect to all shareholders as of March 5, 1996, known by the Company to be the beneficial owners of more than five percent of its outstanding Common Stock. Except as noted below, each person or entity has sole voting and investment powers with respect to the shares shown.


                                   Amount & Nature
                                    of Beneficial           Percent of Shares
Name and Address                      Ownership                Outstanding
- ----------------                   ---------------          -----------------
TCW Group, Inc.                       751,400 (1)                9.8%
865 South Figueroa Street
Los Angeles, CA  90017

The Killen Group, Inc.                511,700 (2)                6.7%
1189 Lancaster Avenue
Berwyn, PA  19312

Dimensional Fund Advisors, Inc.       381,800 (3)                5.0%
1299 Ocean Avenue - 11th Floor
Santa Monica, CA  90401


____________________

(1) The holding shown is as of December 31, 1995, as reported by The TCW Group, Inc., a parent holding company, and by Robert Day, an individual who may be deemed to control the TCW Group, Inc. and other holders of the common stock of the Company, on a Schedule 13G filed pursuant to Rule 13d-1(b)(ii)(G) under the Securities Exchange Act of 1934. Said Schedule 13G indicates that the TCW Group holds sole voting and dispositive power with respect to 375,700 shares and that Mr. Day holds sole voting and dispositive power with respect to 375,700 shares.

(2) The holding shown is as of December 31, 1995, as reported by The Killen Group, Inc., a registered investment advisor, and by Robert E. Killen, its president and sole shareholder, on a Schedule 13G filed pursuant to Rule 13d-1 under the Securities Exchange Act of 1934. Said Schedule 13G indicates that the Killen Group holds sole voting power with respect to 197,000 shares and sole dispositive power with respect to 509,700 shares and that Mr. Killen holds sole voting and dispositive power with respect to 2,000 shares.

(2) The holding shown is as of December 31, 1995, as reported by Dimensional Fund Advisors Inc., a registered investment advisor ("Dimensional"), on a
    Schedule 13G filed pursuant to Rule 13d-1(b) or 13d-2 (b) under the Securities Exchange Act of 1934. Said Schedule 13G indicates that one or more affiliates of Dimensional holds sole voting power with respect to 309,300 shares, shared voting power with respect to 72,005 shares and sole dispositive power with respect to 381,800 shares. Dimensional disclaims beneficial ownership of all these shares.


DIRECTORS' AND OFFICERS' SHARE OWNERSHIP

In 1994 the Company's Board of Directors adopted a policy (the "Ownership Policy") encouraging certain levels of ownership of the Company's Common Stock by all directors and executive officers. The Board of Directors believes that a minimum level of ownership of the Company's Common Stock is necessary to ensure that each director and executive officer is appropriately motivated to improve the long term value of the Company for the shareholders. Compliance with the Ownership Policy will be reviewed annually and will be considered during the nomination of directors to stand for the next year and the annual performance and salary review for each executive officer.

Each director and officer has a period of four years beginning on the later of January 1, 1994, or the date of election to the Board of Directors, for directors, or the date of employment, for executive officers, to achieve the specified levels of ownership. The levels of ownership specified in the Ownership Policy are the number of shares necessary to have a value greater than or equal to: (i) $100,000 for each director; (ii) two times the current base salary for the President and Chief Executive Officer; and (iii) one time the current base salary for all other executive officers. Each share of stock is valued at the higher of original cost or market for purposes of compliance with the Ownership Policy. The value of shares of stock underlying options is not included in this calculation.

The following chart indicates ownership of the Company's Common Stock by each director of the Company, each executive officer named in the compensation tables appearing later in this Proxy Statement, and by all directors and executive officers as a group, all as of March 5, 1996. The Company is not aware of any family relationships between any director nominee or executive officer of the Company.

                               Amount & Nature of             Percent of Shares
Name                          Beneficial Ownership              Outstanding
- ----                          --------------------            -----------------
     William C. Erxleben         222,443    (1)                   3.1%
     Frances M. Conley             5,000    (2)
     W. Hunter Simpson            30,000    (2)
     Donald R. Stenquist         100,000                          1.4%
     Milton F. Zeutschel         111,274                          1.6%
     Neil G. Mathison (3)         58,857    (4)                        (2)
     William J. Haydamack         53,875    (5)                        (2)
     Steven M. Gordon             53,883    (6)                        (2)
     Susan Webber                  6,976    (7)                        (2)
     All directors and
     executive officers
     as a group (9 persons)      642,308    (8)                   9.0%

____________________

(1) Includes options to purchase 72,500 shares exercisable within 60 days.
(2) Less than one percent.
(3) Mr. Mathison resigned from the Company effective March 15, 1996.
(4) Includes options to purchase 45,000 shares exercisable within 60 days.
(5) Includes options to purchase 30,000 shares exercisable within 60 days.
(6) Includes options to purchase 34,250 shares exercisable within 60 days.
(7) Includes options to purchase 5,000 shares exercisable within 60 days.
(8) Includes options to purchase 200,500 shares exercisable within 60 days.

                          PROPOSAL 1:  ELECTION OF DIRECTORS

The Board of Directors currently consists of five directors, one of whom is a member of management and four of whom are non-management directors. At the Annual Meeting each will be nominated for re-election to serve until the next Annual Meeting of Shareholders or until a successor has been qualified and elected. The Board of Directors has unanimously approved the nominees named below, all of whom are currently members of the Board of Directors. Although the Board of Directors anticipates that all of the nominees will be available to serve as directors of the Company, should any one or more of them not accept the nomination, or otherwise be unwilling or unable to serve, it is intended that the proxies will be voted for the election of a substitute nominee or nominees designated by the Board of Directors.

RECOMMENDATION: THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE DIRECTOR NOMINEES.

WILLIAM C. ERXLEBEN, age 53, became President and Chief Executive Officer of the Company on October 29, 1993. He has been a Director of the Company since 1979. Mr. Erxleben was a partner with the Seattle, Washington, law firm of Lane Powell Spears Lubersky from March 1991 until joining the Company. From March 1985 to March 1991 Mr. Erxleben was a partner with the Seattle law firm of Foster, Pepper and Shefelman. Prior to 1985 Mr. Erxleben was a member of the Faculty of the University of Washington Graduate School of Business and a Regional Director of the Federal Trade Commission.

FRANCES M. CONLEY, age 52, was elected to the Board of Directors of the Company in August 1995. Since 1982 Ms. Conley has been a Principal of Roanoke Capital, Ltd., which is General Partner of Roanoke Investors' Limited Partnership, a venture capital fund that invests in the equities of emerging companies in the Pacific Northwest. Prior to 1982 Ms. Conley was Senior Vice President and Chief Administrative Officer of the Washington Division of Rainier National Bank. Currently, she serves on the boards of Edmark Corporation, Cutter & Buck, Inc., and Pacific Linen, Inc.

W. HUNTER SIMPSON, age 69, has been a Director of the Company since 1979. From 1966 to 1986 he was President and Chief Executive Officer of Physio Control Corporation, a manufacturer of medical electronic equipment, which was acquired by Eli Lilly and Company in 1980. From December 1986 to April 1989 Mr. Simpson was a general partner and from 1989 to 1995 was a special partner of Trinus Partners, a venture capital limited partnership. Currently, Mr. Simpson serves on the boards of Edmark Corporation, Itron Corporation, KCTS Public Broadcasting Corporation, TVW - Public Television, The Institute of Applied Medicine and Physiology and The Washington Research Foundation.

DONALD R. STENQUIST, age 66, has been a Director of the Company since 1981. From 1976 until his retirement in 1988, Mr. Stenquist was President of Criton Technologies, a diversified manufacturer, having also held the position of President and Chief Executive Officer since 1986.

MILTON F. ZEUTSCHEL, age 63, was one of the founders of the Company and was employed by the Company in various management positions from 1973 to 1981. From June 1990 to April 1991 Mr. Zeutschel served as President and Chief Executive Officer of the Company. Mr. Zeutschel became a Director of the Company in 1985, having previously served as a Director from 1973 to 1979, and again from May 1980 to March 1981. From 1981 to June 1990 Mr. Zeutschel was President and since July 1990 has been Chairman of Zetron, Inc., a manufacturer of radio and telephone communications control equipment.

COMMITTEE MEETINGS

The Board of Directors has three standing Committees: the Audit Committee, the Compensation Committee, and the Nominating Committee. The Board's four non-management directors, W. Hunter Simpson, Donald R. Stenquist, Milton F. Zeutschel and Frances M. Conley are the only members of each of these Committees. Membership of each committee is typically determined at the meeting of the Board which follows the Annual Meeting of Shareholders.

The Audit Committee considers and recommends to the Board of Directors the engagement of independent certified public accountants for the ensuing year and the terms of such engagement; reviews the scope of the audit; periodically reviews the Company's program of internal control and audit functions; receives and reviews the reports of the independent accountants; and reviews the annual financial report to the directors and shareholders of the Company. The Audit Committee met eight times during fiscal 1995.

The Compensation Committee makes recommendations to the Board of Directors concerning the compensation of the Company's executive officers. The committee administers the Company's management incentive compensation program and its stock option, purchase and appreciation rights plans. The Compensation Committee reviews all employee benefit programs and approves significant changes in major programs and all new programs. The Committee also recommends the establishment of policies dealing with various compensation, pension and profit-sharing plans for the Company and its subsidiaries. The Compensation Committee met seven times during fiscal 1995.

The Nominating Committee seeks qualified candidates to serve on the Company's Board of Directors, recommends them for the Board's consideration for election as directors at the Annual Meeting of Shareholders and proposes candidates to fill vacancies on the Board. The Nominating Committee also recommends nominees for the various committees of the Board of Directors. The Nominating Committee will consider written proposals from shareholders for nominees or directors which are submitted to the Secretary of the Company in accordance with the procedures described below under the caption, "Shareholder Nominations and Proposals for the 1997 Annual Meeting of Shareholders". The Nominating Committee met two times during fiscal 1995.

During the fiscal year ended December 28, 1995, there were ten meetings of the Board of Directors. Each of the incumbent Directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which he or she served during their respective terms of service on the Board.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Mr. Zeutschel served as a member of the Compensation Committee during fiscal year 1995. Mr. Zeutschel was employed by the Company in various management positions from 1973 to 1981, and from June 1990 to April 1991 served as President and Chief Executive Officer of the Company.

BOARD COMPENSATION

Employee directors do not receive additional compensation for serving on the Board of Directors. Non-management directors received a retainer for fiscal year 1995 of $5,000 for each quarter of service plus $1,000 for each Board meeting attended. At the annual meeting, the shareholders of the Company will be asked to approve a Director Fee Plan, pursuant to which the directors' quarterly retainer will be paid entirely in shares of the Company's Common Stock. See Proposal 3 below. The Company reimburses non-management directors for actual travel and out-of-pocket expenses incurred in connection with service to the Company.

The following table shows compensation paid by the Company to non-management directors during fiscal year 1995.


                                    Cash Compensation                     Security Grants
                         ---------------------------------------    --------------------------
                                                                                    Number of
                                                                                    Securities
                         Annual                     Consulting                     Underlying
                         Retainer      Meeting      Fees/Other       Number of      Options/
Name                     Fees ($)      Fees ($)        Fees ($)      Shares (#)     SARs (#)
- ----                     ---------     ---------       --------      -----------    ---------
Frances M. Conley (1)      6,667          3,000            0               0              0
W. Hunter Simpson          20,000         9,000            0               0              0
Donald R. Stenquist        20,000         9,000            0               0              0
Milton F. Zuetschel        20,000         9,000            0               0              0


__________

    (1) Ms. Conley was elected to the Board on August 30, 1995.

COMPLIANCE WITH SECTION 16

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, certain officers and persons who own more than ten percent of a registered class of the Company's equity securities ("Reporting Persons") to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports.

To the Company's knowledge, based solely on its review of copies of such reports furnished to the Company and written representations that no other reports were required, all Section 16(a) filing requirements applicable to its officers and directors were complied with except for one report filed late by Steven M. Gordon, the Company's Vice President of Finance & Administration, Chief Financial Officer, Secretary and Treasurer, regarding the expiration of options, and one report filed late by Frances M. Conley, a new Director of the Company, reporting her ownership of Common Stock at the time of election to the Board.

                                EXECUTIVE COMPENSATION

REPORT OF COMPENSATION COMMITTEE ON ANNUAL COMPENSATION

The Compensation Committee of the Board of Directors ("the Committee") is composed entirely of independent outside directors. The Committee is responsible for setting and administering the policies which govern all of the compensation programs of the Company.

The Committee has established a compensation plan for executive officers with three components: annual base salary, annual management incentive compensation and long-term stock options. Each of these components is described below. This executive officer compensation plan is evaluated annually by the Committee by reviewing Data I/O's overall financial performance, individual executive officer performance, and executive officer total compensation compared with other companies within the electronics industry.

ANNUAL BASE SALARY STRUCTURE. The Committee establishes a base salary structure for each executive officer position. This structure defines the minimum, mid-point and maximum salary levels and the relationship of salary to total cash compensation. The Committee reviews the salary structure annually based on surveys of compensation paid to executives performing similar duties with electronic manufacturing and software companies, located primarily in the United States, with annual revenues between $40 and $150 million. This group was selected as it is believed to be representative of the companies with which the Company competes for key employees.

The Committee's objective is to maintain a salary structure which, when combined with annual incentive compensation, provides the Company's executive officers with total cash compensation which is near the market median for executives with similar responsibilities, experience and ability. In 1995 the executive officer group as a whole received cash compensation which, according to survey data, was approximately equal to the aggregate median cash compensation paid to officers in similar positions at similar-sized electronics companies.

MANAGEMENT INCENTIVE COMPENSATION PLAN ("MICP"). The MICP offers each executive officer a performance based opportunity to earn additional annual cash compensation in an amount tied to a percentage of the executive officer's base salary. The Committee's objective in setting executive MICP percentages and the formulas for MICP payout is to pay above industry average total compensation for better than industry average historical financial performance and below average compensation for worse than industry average historical performance. The percentages of base salary targeted for MICP payout ("the guidelines") for executives for a given year are established by the Committee no later than January of each year. The 1995 MICP guidelines for executive officers other than the President ranged from 25% to 40%, while the guideline for the President was 50%.

The actual MICP payout to an executive officer in relation to his or her guideline for 1995 was a function of the Company's actual earnings per share(1) compared to a pre-determined target earnings per share. The Committee believes that earnings per share is a key determinant of shareholder value over time. MICP payout to executive officers for 1995 was based entirely on this calculation. Guideline MICP is to be paid to executive officers if the Company achieves its targeted earnings per share.

The MICP for 1995 provided that no officer would receive an MICP payout if the Company did not achieve a minimum threshold earnings level. The maximum payout to executive officers under MICP cannot exceed 150% of guideline at a pre-determined maximum earnings level. The threshold, target, and maximum earnings targets are to be adjusted each year by the Committee based on the Company's potential financial performance. For 1995, the threshold, target and maximum earning levels for payout under MICP were set at 30 cents, 45 cents and 60 cents per share, respectively.

- ---------------------

(1) Earnings per share for purposes of MICP is calculated as audited pre-tax income, adjusted for any unplanned business acquisitions, excluding any gains or losses on sales or disposals of assets other than those sold or disposed of in the ordinary course of operations, less taxes at a fixed, pre-determined tax rate, divided by a predetermined annual weighted average shares outstanding.
For 1995 the tax rate for MICP purposes was set at 38%.

STOCK OPTION PLAN. The Committee approves grants under Data I/O's stock option plan. This is the Company's only long-term incentive plan. The primary purpose of this program is to make a significant element of executive pay a reward for taking actions which maximize shareholder value over time. The Committee grants options based primarily on its perception of the executive's ability to affect future shareholder value and secondarily on the competitive conditions in the market for exceptionally talented executives who typically command compensation packages which include a significant equity incentive. All options granted to the President and Chief Executive Officer and any executive officer in 1995 were based on these criteria.

In the electronics industry, stock options represent the principal compensation which attracts, retains and motivates exceptional executives. Accordingly, total outstanding options as a percentage of outstanding shares tends to be higher in electronics than in other industries. As of the Record Date, the Company's outstanding options represented approximately 12% of outstanding shares, which is below average for electronics companies.

Historically, all options granted by the Company have been granted with an exercise price equal to the market price of the Company's Common Stock on the date of grant and, accordingly, will only have value if the Company's stock price increases. All outstanding options become exercisable at a rate of 25% per year, except for a 1993 grant to the President and Chief Executive Officer, for which 20% vested on the date of grant, and the balance vests as follows:(1) 20% six months after grant; (2) 20% twelve months after grant; (3) 20% twenty-four months after grant; and (4) 20% thirty-six months after grant. All grants are subject to acceleration of vesting in connection with certain events leading to a change in control of the Company. All options granted to executive officers are in tandem with limited stock appreciation rights ("SARs"), which become exercisable only in the event of a change in control of the Company (see "Change in Control Arrangements").

PERFORMANCE EVALUATION. The base salary of each executive officer is reviewed annually by the President and Chief Executive Officer. This is done on the basis of a formal review written by the President, evaluating the executive's prior year performance against documented job responsibilities and specific predetermined annual objectives. In developing executive compensation packages to recommend to the Committee, the President and Chief Executive Officer considers, in addition to each executive's prior year performance, the executive's long-term value to the Company, the executive's pay relative to that for comparable surveyed jobs, the executive's experience and ability relative to executives in similar positions, and the current year increases in executive compensation projected in industry surveys.

The Committee then reviews the President and Chief Executive Officer's recommendations for executive officers' total compensation and makes final decisions on pay for each executive officer based on the President's summary of the performance evaluations and on the other criteria and survey data described above. In this process, the Committee consults extensively with the Company's President and Chief Executive Officer.

The Committee meets annually without the President and Chief Executive Officer to evaluate his performance and to develop a recommendation for his compensation for the coming year. In addition to reviewing the Company's financial performance for the prior year, the Committee reviews compensation surveys for chief executive officers in similar companies and the President and Chief Executive Officer's individual performance, including development and execution of short- and long-term strategic objectives, Company growth in revenue and profitability, and employee morale, the achievement of which is expected to increase shareholder value. The Committee then approves base salary and MICP percentage changes for all executive officers.

The Compensation Committee determined the compensation package, including salary, bonus, stock option grants, and other benefits for William C. Erxleben, President and Chief Executive Officer, based on the Committee's perception of his qualifications for the position and his ability to affect future shareholder value, compensation surveys (as noted above under "Annual Base Salary Structure"), and the competitive conditions in the market.

The Company has entered into agreements (the "Severance Agreements") with its executive officers whereby such individuals will be entitled to receive payments if they are terminated without cause or resign with good reason within specified periods following the occurrence of certain events deemed to involve a change in control of the Company (see "Change in Control Arrangements"). Under the Omnibus Budget Reconciliation Act of 1993, the federal income tax deduction for certain types of compensation paid to the chief executive officer and four other most highly compensated executive officers of publicly held companies is limited to $1 million per officer per fiscal year unless such compensation meets certain requirements. The Committee is aware of this limitation and believes that no compensation paid by the Company during 1996 will exceed the $1 million limitation, except possibly a portion of the sums payable pursuant to the Severance Agreements, if paid.


Respectfully submitted,

COMPENSATION COMMITTEE

Milton F. Zeutschel, Chairman

W. Hunter Simpson

Donald R. Stenquist

Frances M. Conley


March 28, 1996

                          SUMMARY ANNUAL COMPENSATION TABLE

The following table shows compensation paid by the Company for services rendered during fiscal years 1995, 1994 and 1993 to the Chief Executive Officer during fiscal year 1995 and the four most highly compensated executive officers of the Company at December 28, 1995, whose salary and bonus exceeded $100,000 in 1995.



                                                                                  Long-Term
                                                                                Compensation
                                                                                   Awards
                                             Annual Compensation                ------------
        Name                           --------------------------------------    Securities
        and                                                       Other           Underlying          All
     Principal                                                    Annual           Options/          Other
     Position                         Salary     Bonus         Compensation          SARs         Compensation
                             Year      ($)       ($)(1)          ($) (2)           (#) (3)           ($) (4)
- -------------------------------------------------------------------------------------------------------------------

William C. Erxleben          1995    205,000    134,275            0               85,000            11,256
President /                  1994    181,917     92,474            0               50,000            78,969 (7)
Chief Executive Officer (5)  1993     31,545      7,708 (6)        0              150,000             5,245 (7)

Neil G. Mathison             1995    145,000     66,483            0                5,000             9,240
Vice President               1994    139,142     56,584            0               15,000             5,634
Worldwide Sales              1993    132,250          0        8,500                    0            67,262 (9)
& Service (8)

William J. Haydamack         1995    143,000     65,566            0                    0            11,256
Senior Vice President /      1994    136,192     48,462            0               40,000             8,380
General Manager, Synario     1993     51,250     22,750 (6)    3,359               30,000            39,863(11)
Design Automation
Division (10)

Steven M. Gordon             1995    136,000     62,356            0               10,000             9,495
Vice President               1994    127,833     38,989            0               41,000             5,648
Finance & Administration /   1993    113,750          0        8,500                    0             4,736
Chief Financial Officer
Secretary/Treasurer (12)

Susan S. Webber              1995     88,000     28,820            0                2,000             4,109
Vice President               1994     57,898     19,716            0               20,000             5,083
Quality & Human              1993          0          0            0                    0                 0
Resources (13)



- -----------------

(1) For 1994 and 1995 these represent amounts earned under the MICP. For 1993 these represent amounts earned under the MICP and the Profit Sharing Plan.
(2) Amounts reported under this column represent automobile expense allowances paid to the listed executive officers.
(3) All options are granted in tandem with an equal number of SARs. SARs are only exercisable upon the occurrence of certain events leading to a change in the control of the Company (see "Change in Control Arrangements").
(4) These amounts represent the Company's contributions to the Company's 401k Plan and its payment of term life insurance premiums on behalf of the executive (see also Footnotes 7, 9, and 11 below).
(5) Mr. Erxleben became President and Chief Executive Officer of the Company in October 1993.
(6) These amounts represent guaranteed bonus payments in lieu of participation in the 1993 MICP.
(7) Includes relocation payments of $67,713 and $5,000 in 1994 and 1993, respectively.

(8)  Mr. Mathison resigned from the Company effective March 15, 1996.
(9)  Includes relocation payments of $60,516 in 1993.
(10) Mr. Haydamack joined the Company in August 1993 as Vice President and General Manager, Design Software Business Unit. He was promoted to Senior Vice President and General Manager, Synario Design Automation Division in December 1995.
(11) Includes relocation payments of $36,183 in 1993.
(12) Mr. Gordon joined the Company as Corporate Controller in April 1989 and became Vice President of Finance in May 1992. He was promoted to Chief Financial Officer, Secretary and Treasurer in October 1993.
(13) Ms. Webber joined the Company in April 1994 as Director of Quality. She was promoted to Vice President of Quality and Human Resources in December 1995.


                               OPTION/SAR GRANTS TABLE
                      OPTION/SAR GRANTS IN THE LAST FISCAL YEAR




                           Number of                                                      Potential Realizable
                           Securities     Percent                                        Value at Assumed Annual
                           Underlying     of Total                                        Rates of Stock Price
                           Options/     Options/SARs       Exercise                   Appreciation for Option Term (5)
                             SARs        Granted to          or                      ----------------------------------
                           Granted        Employees      Base Price   Expiration        0%           5%            10%
      Name                 (#) (1)     in Fiscal Year   ($/Sh)(2)(3)   Date (4)        ($)          ($)            ($)
- ------------------------------------------------------------------------------------------------------------------------


William C. Erxleben         85,000          33.1%           8.50        8/30/01         0        245,719        557,453

Neil G. Mathison (6)         5,000           1.9%           8.50        8/30/01         0         14,454         32,791

William J. Haydamack             0             -              -              -          0              0              0

Steven M. Gordon            10,000           3.9%           8.50        8/30/01         0         28,908         65,583

Susan S. Webber              2,000           0.8%           8.50        8/30/01         0          5,782         13,117



- ------------------

(1) An equal number of SARs are granted in tandem with options granted to executive officers. SARs are exercisable only upon the occurrence of certain events leading to a change in the control of the Company (see "Change in Control Arrangements").
(2) Under the terms of the Data I/O Corporation 1986 Stock Option Plan, the Compensation Committee retains discretion, subject to plan limits, to modify the terms of and reprice outstanding options.
(3) The exercise price may be paid by delivery of already owned shares, subject to certain conditions.
(4) All options granted in 1995 are exercisable commencing twelve months after grant date, with 25% of the shares exercisable at that time and an additional 25% of the shares exercisable on each successive anniversary of the grant date, with full vesting occurring on the fourth anniversary of such date. Expiration is six years from the date of grant, subject to earlier termination if the optionee's employment is terminated.
(5) Potential realizable value is based on an assumption that the stock price of the Common Stock appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the option term. These numbers are calculated based on SEC requirements and do not reflect the Company's estimate of future stock price growth.
(6) Mr. Mathison resigned from the Company effective March 15, 1996. All of his options/SARs expire on June 14, 1996.

                 OPTION/SAR EXERCISES AND YEAR-END VALUE TABLE
                 AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR



                                                          # of Securities Underlying      Value of Unexercised
                                                               Options/SARs at          In-the-Money Options/SARs
                               Shares                          December 28, 1995            at December 28, 1995
                              Acquired on      Value               (#) (2)                       ($) (3)
                               Exercise      Realized      -------------------------------------------------------
     Name                       (#)           ($) (1)      Exercisable/Unexercisable     Exercisable/Unexercisable

- ------------------------------------------------------------------------------------------------------------------
William C. Erxleben         60,000        305,625           72,500/152,500               277,891/233,672


Neil G. Mathison (4)           0              0              58,750/16,250                121,367/34,102


William J. Haydamack           0              0              30,000/40,000               109,531/139,844


Steven M. Gordon             5,000          9,063            34,250/40,750               103,234/102,703


Susan Webber                 1,250          5,703             5,000/15,750                 15,664/42,695





- ---------------------


(1) Market value of underlying securities at exercise date, minus the exercise or base price of in-the-money options/SARs.
(2) Future exercisability is subject to vesting and the optionee remaining employed by the Company. In addition, all options are granted in tandem with an equal number of SARs. SARs are only exercisable upon the occurrence of certain events leading to a change in the control of the Company (see "Change in Control Arrangements").
(3) This value is calculated assuming the fair market value of the securities underlying the option/SAR at fiscal year end less the exercise or base price multiplied by the number of in-the-money options/SARs held. There is no guarantee that if and when these options are exercised they will have this value.
(4) Mr. Mathison resigned from the Company effective March 15, 1996. All of his options/SARs expire on June 14, 1996.

SHAREHOLDER RETURN PERFORMANCE GRAPH

Shown below is a line-graph comparing cumulative total shareholder return on Data I/O Common Stock for each of the last five years against the cumulative total return for the Russell 2000 Index and the S & P High Tech Composite. This cumulative return includes the reinvestment of cash dividends.

                       COMPARATIVE FIVE-YEAR TOTAL RETURNS (1)
          Data I/O Corporation, Russell 2000, and S & P High Tech Composite
                (Performance results as of year end through 12/31/95)




                                  [ Graph on disk ]






                            1990    1991    1992    1993    1994    1995
DAIO                        $100    $233    $211    $108    $244    $306
Russell 2000                $100    $144    $167    $196    $189    $239
S & P High Tech Composite   $100    $111    $113    $137    $158    $225


(1) Assumes $100 invested at the close of trading on December 31, 1990, in Data I/O Common Stock, in the Russell 2000 Index and in the S & P High Tech Composite. Cumulative total return assumes reinvestment of dividends.


CHANGE IN CONTROL ARRANGEMENTS

Options reported in the Option/SAR compensatory tables listed above have been granted pursuant to the Data I/O Corporation 1986 Stock Option Plan, as amended (the "1986 Plan"). Historically most options granted under the 1986 Plan have been granted subject to a vesting schedule of 25% per year. However, the 1986 Plan provides that options which have been outstanding for at least six months will become immediately vested and fully exercisable for the periods indicated:
(i) for a period of 45 days beginning on the day on which any person or group (with certain exceptions) becomes the beneficial owner of 25% or more of the Company's Common Stock, unless such accumulation is previously approved by a disinterested majority of the Board; (ii) beginning on the date that a tender or exchange offer by any person (with certain exceptions) is first published or sent or given, and continuing for so long as such offer remains open, unless, upon consummation thereof, such person would be the beneficial owner of less than 30% of the shares of Common Stock then outstanding, unless such tender offer is approved by a disinterested majority of the Board; or (iii) for a period of 20 days beginning on the day on which the shareholders of the Company (or, if later, approval by the shareholders of a third party) duly approve any merger, consolidation, reorganization or other transaction providing for the conversion or exchange of more than 50% of the outstanding shares of Common Stock into securities of a third party, or cash, or property, or a combination of any of the foregoing.

In 1983 the Company adopted a Stock Appreciation Rights ("SARs") Plan which allows the Board to grant to each director, executive officer or holder of 10% or more of the Stock of the Company a SAR with respect to certain options granted to these parties. A SAR has been granted in tandem with each option granted to an officer of the Company. SARs granted prior to February 3, 1993 and which have been held for at least six months are exercisable for a period of 20 days following the occurrence of either of the following events: (i) the first purchase of shares of the Company's Common Stock pursuant to any tender offer or exchange for such shares (other than an offer by the Company); or (ii) approval by the shareholders of the Company of any merger, consolidation, reorganization or other transaction providing for the conversion or exchange of more than 50% of the outstanding shares of the Company's Common Stock into securities of a third party, or cash, or property, or a combination of any of the foregoing. SARs granted on or after February 3, 1993 and which have been held for at least six months are exercisable for a period of 20 days following the occurrence of either of the following events: (i) the close of business on the day that a tender or exchange offer by any person (with certain exceptions) is first published or sent or given if, upon consummation thereof, such person would be the beneficial owner of 30% or more of the shares of Common Stock then outstanding; or (ii) approval by the shareholders of the Company (or, if later, approval by the shareholders of a third party) of any merger, consolidation, reorganization or other transaction providing for the conversion or exchange of more than 50% of the outstanding shares of the Company's Common Stock into securities of a third party, or cash, or property, or a combination of any of the foregoing.

The Company entered into Severance Agreements with each of the following executive officers on the following dates: William C. Erxleben, Neil G. Mathison, William J. Haydamack, and Steven M. Gordon in March 1995; Susan S. Webber in December 1995; and Larry D. Vandendriessche, Vice President and General Manager, Programming Systems Division, in January 1996 (collectively the "Officers"). The Severance Agreements generally provide for a lump sum payment to the Officer upon termination of the Officer's employment by the Company without cause or by the Officer for "good reason" (as defined in the Severance Agreements) 90 days prior and within two years for Vice Presidents and three years for the CEO following a change of control of the Company. The amount of the lump sum payment depends on position and is equal to a multiple of the Officer's base salary at the time of termination, plus the average bonus received during the last three full fiscal years the Officer served in his or her present position. The multiple for each of the Officers is 3 times for the President and 2 times for Vice Presidents. The size of the multiple declines on a straight line basis throughout the specified period for each position, following a change in control, except that the multiple is never less than 0.5. The amount payable under the Severance Agreements is subject to reduction if the aggregate present value of all payments would exceed three times the Officer's "annualized includible compensation," as defined in Section 280G of the Internal Revenue Code, for the Officer's most recent five taxable years.

In connection with execution of the Severance Agreements, the Company required each Officer to sign a confidentiality and non-competition agreement, which includes, among other things, a restriction against competing with the Company or soliciting employees from the Company for a one year period following termination if the Officer receives a payment under a Severance Agreement. The Severance Agreements have a term of three years unless extended by the Board of Directors. The Board of Directors believes that the terms and conditions of the Agreements are in the best interest of the Company because the Severance Agreements will enable the Officers to continue to focus on activities providing for the maximum long-term value to the Company's shareholders, even when faced with the possible change of control of the Company.

In March 1996 the Company entered into an agreement with William J. Haydamack (the "Agreement") to provide certain benefits in the event of a sale of the Company's software products division (any such transaction referred to as a "Sale"). Under this Agreement, the Company is obligated to pay Mr. Haydamack a cash bonus in an amount equal to $100,000 less certain other payments made to Mr. Haydamack in connection with the Sale, provided the net consideration received by the Company from such Sale meets or exceeds a minimum amount as stipulated in the Agreement (the "Minimum Sale Proceeds"). In addition, effective on the date of closing of a Sale (the "Closing Date"), all options to acquire shares of the Company's Common Stock granted to Mr. Haydamack by the Company prior to the Closing Date shall immediately vest whether or not such Sale generates the Minimum Sale Proceeds.

Lastly, under the Agreement, should Mr. Haydamack's employment be terminated without cause (as defined in the Agreement) within one year from the Closing Date, the Company shall make a lump sum payment to him in an amount equal to one year's annual salary less any other severance payments.

          PROPOSAL 2:  AMENDMENT TO 1982 EMPLOYEE STOCK PURCHASE PLAN

At the annual meeting, the shareholders of the Company will be asked to approve an amendment to the Company's 1982 Employee Stock Purchase Plan, as amended (the "Purchase Plan"), which, if approved, will increase the number of shares of Common Stock available for purchase under the Purchase Plan by 400,000 shares to an aggregate of 1,550,000 shares. The Board of Directors believes that the Purchase Plan has contributed to strengthening the incentive of participating employees to achieve the objectives of the Company and its shareholders by encouraging employees to acquire a greater proprietary interest in the Company. Since its inception, a total of 1,024,951 shares of Common Stock have been purchased under the Purchase Plan, and a total of 125,049 shares remained available for purchase thereunder as of the Record Date.

The proposed increase in the number of shares available for purchase under the Purchase Plan will simply enable the Company to continue the Purchase Plan and is not required or intended to supply or "cover" outstanding awards to Purchase Plan participants. As such, no "New Plan Benefits" have been granted to date and future awards under the Purchase Plan are not yet determinable.

The affirmative vote of at least a majority of the shares of Common Stock present in person or represented by proxy at the 1996 Annual Meeting and entitled to vote on the proposal is required for approval of the amendment to the Purchase Plan. THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE PROPOSED AMENDMENT TO THE PURCHASE PLAN. Unless instructed otherwise, it is the intention of the persons named in the accompanying form of proxy to vote shares represented by properly executed proxies in favor of the above-referenced amendment to the Purchase Plan.

DESCRIPTION OF THE 1982 STOCK PURCHASE PLAN

The following description of the Purchase Plan is qualified in its entirety by reference to the full text of such Plan, a copy of which may be obtained by shareholders of the Company upon written request directed to the Company's Secretary at the address listed on the first page of this Proxy Statement. The Purchase Plan, which is intended to qualify under Section 423 of the Internal Revenue Code ("the Code"), was adopted by the Board of Directors in February 1982 and approved by its shareholders in May 1982. The Purchase Plan was amended by the Company's shareholders in May 1991 to increase the number of shares of Common Stock available for purchase from 500,000 to 750,000, and was again amended by the Company's shareholders in May 1993 to increase the number of shares available for purchase from 750,000 to 1,150,000.

GENERAL. Employees are eligible to participate, with certain exceptions, if they are employed by the Company or its subsidiaries for at least 20 hours per week. As of the Record Date the number of eligible participants was approximately 390. Employees who own five percent or more of the voting stock of the Company or its subsidiaries are not eligible to participate in the Purchase Plan. Each participant agrees to a payroll deduction for each semi-annual six-month plan period (a "Payment Period"), which periods commence on August 1 and February 1 of each year and terminate on January 31 and July 31, respectively. Aggregate deductions may not be greater than 10% of an employee's base pay in any Payment Period. No employee shall be granted options which permit his or her rights to purchase Common Stock under the Purchase Plan and any other option plan of the Company or any subsidiary corporations to accrue at a rate which exceeds $25,000 in fair market value of such stock (determined at date of grant) for each calendar year in which such options are at any time outstanding.

Participants in the plan receive an option to purchase, generally on the last day of a Payment Period, at a price determined as described below (the "Purchase Price"), the number of full shares of Common Stock of the Company which the participant's accumulated payroll deductions on the last day of such Payment Period will purchase at the Purchase Price. The Purchase Price for each Payment Period is the lesser of 85% of the fair market value of the Common Stock on the first business day of the Payment Period or 85% of the fair market value of the Common Stock on the last business day of the Payment Period. The Company has determined the "fair market value" on any given day to be the last sale price of the Common Stock as reported by the NASDAQ National Market System on such day.
A participant may withdraw from participation in the Purchase Plan by delivering written notice at any time prior to the last business day of any Payment Period, in which event the Company will promptly refund the entire balance of the participant's account. Termination of employment cancels the participant's right to continue in the Purchase Plan and results in a refund of the participant's account. Purchase rights granted under the Plan are not assignable or transferable. The Board of Directors may at any time amend, modify or terminate the Purchase Plan with the exception that, without prior approval of the shareholders of the Company, the Board of Directors may not increase the number of shares which may be issued pursuant to the Purchase Plan.

FEDERAL INCOME TAX CONSEQUENCES. This description of the federal income tax consequences of participation in the Purchase Plan is intended merely to provide basic information with respect to the tax treatment applied to the Purchase Plan. Although the Company believes the following statements are correct based on existing provisions of the Code and its legislative history, Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, the Company cannot assure that legislative, administrative or judicial changes or interpretations will not occur which would modify such statements. In connection with their particular income tax liability, employees participating in the Purchase Plan ("Participants") are urged to obtain professional advice regarding the applicability of federal, state, and local tax laws.

Under Section 423(a) of the Code, the transfer of a share of stock to a Participant pursuant to the Purchase Plan is entitled to the benefits of Section 421(a) of the Code. Under that Section, a Participant will not be required to recognize income at the time the option is granted or at the time the option is exercised. As the option price under the Purchase Plan is less than the fair market value of the stock on the date of grant, Section 423(c) of the Code requires, in general, that, provided the holding periods described below are met, when the shares of stock received pursuant to the Purchase Plan are sold or otherwise disposed of in a taxable transaction the Participant will recognize compensation income (taxed as ordinary income) in an amount equal to the lesser of either the excess of the fair market value of the Common Stock at the time of such disposition over the amount paid for the stock or 15% of the stock's fair market value at the date the option was granted. The company will not be entitled to any business expense deduction with respect to the Purchase Plan, except in connection with a disqualifying disposition as discussed below. Any additional gain or loss resulting from the disposition, measured by the difference between the amount paid for the shares and the amount realized (less the amount recognized as a compensation income as described above), will be recognized to the Participant as long-term capital gain or loss. No portion of the amount received pursuant to such a disposition will be subject to withholding for federal income taxes or be subject to FICA or FUTA taxes.

Under current law, net capital gains are subject to tax at a maximum rate of 28%, whereas ordinary income will generally be taxed at up to a maximum rate of 39.6%. The deductibility of capital losses is limited to an amount equal to capital gains for the tax year, plus $3,000 ($1,500 for married taxpayers filing separate returns).

In order for a Participant to receive the favorable tax treatment provided by
Section 421(a) of the Code, Section 423(a) requires that the Participant make no disposition of the shares within two years from the date the option was granted nor within one year from the date such option was exercised and the shares were transferred to him or her. In addition, the Participant must, with certain exceptions with respect to death or disability, be an employee of the corporation granting the option (or of a parent or subsidiary of such corporation, as defined in Section 424(e) and (f) of the Code, or a corporation, or parent or subsidiary thereof, issuing or assuming the option in a transaction to which Section 424(a) applies) at all times within the period beginning on the date of the grant of the option and ending on a date within three months before the date of the exercise.

If a Participant disposes of the stock before the expiration of the holding period requirements set forth above, the Participant will realize, at the time of the disposition, ordinary income to the extent the fair market value of the stock on the date the shares were purchased exceeds the purchase price. The amount of ordinary income recognized on such a disposition is added to the Participant's basis in the shares. The difference between the amount realized on such a disposition and the Participant's basis in the share shall be treated as a capital gain or loss. Income recognized as a result of such a disposition may be subject to the income tax withholding requirements of the Code as well as the FUTA and FICA taxes. The Participant is required to reimburse the Company for all withholding taxes (e.g., Federal income tax and FICA) the Company is required to pay on behalf of the Participant. At the time of the disposition, the Company will be allowed a corresponding business expense deduction under
Section 162 of the Code to the extent of the amount of the Participant's ordinary income, provided such amount, when added to any other compensation paid to the Participant, is reasonable. The Purchase Plan is not generally subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended, and is not qualified under Section 401 of the Code.

          PROPOSAL 3:  ADOPTION OF THE 1996 DIRECTOR FEE PLAN

At the annual meeting, the shareholders will be asked to approve the Data I/O Corporation 1996 Director Fee Plan (the "Director Fee Plan"), which will provide for the payment of annual retainer fees to non-employee directors of Data I/O Corporation by delivery of shares of the Company's common stock (the "Common Stock"). If approved, the effective date of the Director Fee Plan will be January 1, 1996. A total of 200,000 shares of the Company's Common Stock are proposed to be reserved for issuance pursuant to this plan.

The affirmative vote of at least a majority of the shares of Common Stock present in person or represented by proxy at the 1996 Annual Meeting and entitled to vote on the proposal is required for approval of the Director Fee Plan. THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE DIRECTOR FEE PLAN. Unless instructed otherwise, it is the intention of the persons named in the accompanying form of proxy to vote shares represented by properly executed proxies in favor of adoption of the Director Fee Plan.

DESCRIPTION OF THE 1996 DIRECTORS' FEE PLAN

The following description of the Directors' Fee Plan is qualified in its entirety by reference to the full text of such plan, a copy of which is attached to this Proxy Statement as Exhibit A. A total of 200,000 shares of authorized but unissued Common Stock are proposed to be reserved for issuance pursuant to the Director Fee Plan.

PURPOSES. The purpose of the Director Fee Plan is to provide a means for paying non-employee directors their annual retainer with shares of the Company's Common Stock, thereby increasing their personal interest in enhancing shareholder value.

NATURE OF PLAN; ELIGIBILITY. Persons eligible to receive Common Stock under the Director Fee Plan are all directors of the Company who are not otherwise employed by the Company or any related corporation (as defined in the Director Fee Plan). The Company currently has four eligible non-employee directors:
Frances M. Conley, W. Hunter Simpson, Donald R. Stenquist, and Milton F. Zuetschel. Each eligible director shall be entitled to receive shares of Common Stock in consideration of his or her service on the Board, payable annually in arrears. The number of shares of Common Stock payable each calendar year shall be determined by dividing $20,000(1) by the Share Price (as defined below), pro rated for actual days of service as a director of the Company during the calendar year. For purposes of this formula, the Share Price is defined as the average of the high and low sale prices per share of Common Stock on the first trading day of the calendar year as reported by the NASDAQ National Market System. With respect to shares of Common Stock payable to a director for service as a director during the calendar year in which such person was first elected to the Board, the number of shares will be determined by using the Share Price as of the day such Director is elected to the Board of Directors, or, if such date is not a trading day, the first trading day thereafter.

Certificates for shares deliverable under the Director Fee Plan are earned as of January 1 of the year following the year of service regardless of whether the director remains a Director on such date, and are to be delivered to each director by no later that February 15 of such following year. Payment under the plan will be accelerated if the shareholders of the Company receive securities of a third party or cash in connection with a merger or other transaction providing for the conversion or exchange of all or substantially all outstanding shares of Common Stock. Shares of Common Stock issued pursuant to the Director Fee Plan may not be disposed of until the expiration of six months after the conclusion of the calendar year to which the grant of shares relates. As a condition to participation in this plan, each eligible director will make such arrangements as the Company may require for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with delivery of shares under this plan.

AMENDMENT OF PLAN. The Board of Directors of the Company may, at any time, modify, amend or terminate the Director Fee Plan, provided that the plan is not amended in any material respect, with certain exceptions, more than once every six months.
- ----------------

(1) $20,000 is the current amount payable as a full year retainer to members of the Board of Directors.

TERM. Assuming the Director Fee Plan is approved by shareholders, the effective date of the plan will be January 1, 1996, and the plan will continue until terminated by action of the Board of Directors or until all authorized shares have been consumed.

ADJUSTMENTS. Upon any change in the Company's capitalization, such as a merger, reorganization, consolidation, conversion or exchange of Common Stock, recapitalization, stock dividend or stock split, the class and number of shares yet to be delivered to any director and the class and number of shares reserved for distribution under the plan shall be adjusted accordingly.

NEW PLAN BENEFITS. Assuming that the Director Fee Plan is approved by the Company's shareholders, the Company would distribute to each eligible director of the Company by February 15, 1997, 2,935 shares of Common Stock for his or her service in the 1996 calendar year, based on the Share Price of $6.81 on January 2, 1996. The number of shares issuable to eligible directors in each subsequent year is not determinable at this time as the number will depend on the Share Price as of the first trading day of each subsequent year.

FEDERAL INCOME TAX CONSEQUENCES. A director of the Company receiving a distribution of Common Stock under the Director Fee Plan as described above will generally recognize ordinary income subject to taxes (and the Company will be entitled to a corresponding deduction) upon the distribution of the Common Stock in the amount of the fair market value of the Common Stock at the time of the distribution. If shares are held at least one year after the date of the distribution, then upon the sale of the shares the director will have long-term capital gains or losses equal to the difference between the sale price and the fair market value of the shares on the date of distribution.

Under current law, net capital gains are subject to tax at a maximum rate of 28%, whereas ordinary income will generally be taxed at up to a maximum rate of 39.6%.

                            INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors, upon recommendation of the Company's Audit Committee, engaged Ernst & Young LLP as the Company's principal accounting firm for the audit of the Company's 1995 consolidated financial statements. A representative of Ernst & Young LLP, is expected to be in attendance at the Annual Meeting and will be afforded the opportunity to make a statement and respond to appropriate questions.

                                    OTHER BUSINESS

As of the date of this Proxy Statement, the Company is not aware of any other business to be acted upon at the Annual Meeting. If any other business calling for a vote of the stockholders is properly presented at the meeting, the holders of the proxies will vote or refrain from voting in accordance with their best judgment.

                    SHAREHOLDER NOMINATIONS AND PROPOSALS FOR THE
                         1997 ANNUAL MEETING OF SHAREHOLDERS

The Company's bylaws provide that advance notice of nominations for the election of directors at a meeting of shareholders must be delivered to or mailed and received by the Company 90 days prior to the date one year from the date of the immediately preceding Annual Meeting of Shareholders or, in the case of a special meeting of shareholders to elect directors, the close of business on the 10th day following the date on which notice of such meeting is first given to shareholders. The Bylaws also provide that advance notice of proposals to be brought before an Annual Meeting by a shareholder must be submitted in writing and delivered to or mailed and received by the Company not later than 90 days prior to the date one year from the date of the immediately preceding Annual Meeting of Shareholders.

Each notice of a nomination or proposal of business must contain, among other things: (i) the name and address of the shareholder who intends to make the nomination or proposal; (ii) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice or to vote at the meeting for the proposal; (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder and any material interest of such shareholder in any proposal to be submitted to the meeting; and (iv) such other information regarding each nominee or proposal as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission.

A copy of the full text of the provisions of the Company's Bylaws dealing with shareholder nominations and proposals is available to shareholders from the Secretary of the Company upon written request.

In order to be included in the Company's proxy statement and form of proxy relating to its 1997 Annual Meeting of Shareholders, shareholder proposals or nominations to be presented at the 1997 Annual Meeting of Shareholders must be received by the Company at its executive offices by November 29, 1996.

                               SOLICITATION OF PROXIES

The proxy accompanying this Proxy Statement is solicited by the Board of Directors of the Company. Proxies may be solicited by officers, directors and regular supervisory and executive employees of the Company, none of whom will receive any additional compensation for their services. In addition, the Company may engage an outside proxy solicitation firm to render proxy solicitation services and, if so, will pay a fee for such services. Solicitations of proxies may be made personally, or by mail, telephone, telegraph or messenger. The Company will pay persons holding shares of Common Stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks and other fiduciaries, for the expense of forwarding soliciting materials to their principals. All costs of solicitation of proxies will be paid by the Company.

                                         By order of the Board of Directors




                                         //S// Steven M. Gordon
                                         Steven M. Gordon
                                         Secretary

Redmond, Washington
March 28, 1996

                    (THIS PAGE HAS BEEN LEFT BLANK INTENTIONALLY.)

                                                                       EXHIBIT A
                                 DATA I/O CORPORATION

                                1996 DIRECTOR FEE PLAN

This 1996 Director Fee Plan (the "Plan") provides for the payment of certain fees to directors of Data I/O Corporation, a Washington corporation (the "Company") who are not employees of the Company by delivery of shares of the Company's common stock (the "Common Stock").

ELIGIBILITY

Persons eligible to receive Common Stock under this Plan shall be all directors of the Company who are not otherwise employed by the Company or any Related Corporation, as defined below (each, a "Director", collectively, the "Directors").

As used in this Plan, the term "Related Corporation," when referring to a subsidiary corporation, shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of the granting of the Common Stock, each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock of one of the other corporations in such chain. When referring to a parent corporation, the term "Related Corporation" shall mean any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if, at the time of granting of the Common Stock, each of the corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock of one of the other corporations in such chain.

STOCK

Subject to approval of this Plan by the shareholders of the Company as described in Section 7 hereof, so long as this Plan is in effect, each person serving as a member of the Board of Directors of the Company shall be entitled to receive shares of Common Stock in consideration of his or her service on the Board, payable annually in arrears. The number of shares of Common Stock payable hereunder each calendar year shall be determined pursuant to the following formula, rounded down to the nearest whole number:

                           (A/365) x ($20,000/Share Price)

    A =  the number of days of service as a director during the calendar year

The Share Price shall mean the price per share of Common Stock determined as provided in this paragraph. If the Common Stock of the Company is publicly traded on the first trading day of the calendar year, the Share Price shall be the average of the high and low sale prices per share of Common Stock on such date or, in case no reported sales take place on such date, the average of the last reported bid and asked prices, in either case on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or if not listed or admitted to trading on any national securities exchange, on the National Association of Securities Dealers Automated Quotation System. If the Common Stock is not traded in such manner that the quotations referred to above are available as of such date, the Share Price shall be deemed to be the greater of (i) the book value per share as set forth on the most recent quarterly financial statement of the Company available on such date, or (ii) the fair market value per share at such date as determined in good faith by the Board of Directors. Notwithstanding the foregoing, with respect to shares of Common Stock payable to a Director for service as a Director during the calendar year in which such person was first elected to the Board of Directors, the Share Price shall be determined in the manner described above as of the day on which such Director is elected to the Board of Directors, or if the Common Stock is publicly traded and such day is not a trading day, the first trading day thereafter.

Certificates for shares deliverable under this Plan shall be earned as of January 1 of the year following the year of service regardless of whether the Director remains a Director on such date and shall be delivered to each Director by not later than February 15 of such following year. Shares of Common Stock issued pursuant to this Plan may not be sold, assigned or otherwise transferred or hypothecated until the expiration of six months after the conclusion of the calendar year to which the grant of shares relates. At the option of the Company, a stop-transfer order may be placed upon the stock books and records of the Company to enforce this limitation. Furthermore, certificates representing ownership of shares of Common Stock issued pursuant to this Plan shall bear the following legend:

    THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, ASSIGNED OR OTHERWISE HYPOTHECATED FOR VALUE PRIOR TO JULY 1, 199__.

RESERVATION OF COMMON STOCK.

Subject to adjustment as set forth in Section 6 hereof, a total of 200,000 shares of authorized but unissued or reacquired Common Stock are hereby reserved for grant under this Plan.

RIGHTS AS A SHAREHOLDER.

A Director shall have no rights as a shareholder with respect to any shares to be delivered under this plan until such Director becomes a record holder of such shares. Subject to the provisions of Sections 6 below, no rights shall accrue to a Director and no adjustments shall be made on account of dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights declared on, or created in, the Common Stock for which the record date is prior to the date the Director becomes a record holder of the shares of Common Stock.

SECURITIES REGULATION AND TAX WITHHOLDING.

No shares of Common Stock shall be delivered hereunder unless the issuance and delivery of such shares shall comply with all relevant provisions of law, including, without limitation, any applicable state securities laws, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations thereunder and the requirements of any stock exchange or consolidated reporting system upon which such shares may then be listed or quoted. The inability of the Company to obtain from any regulatory body the authority deemed by the Company to be necessary for the lawful issuance of any shares under this Plan, or the unavailability of an exemption from registration for the issuance of any shares under this Plan shall relieve the Company of any liability with respect to the non-issuance of such shares; provided, however, if the Company refrains from issuing shares hereunder, the Director shall receive cash in lieu of shares at a rate of $20,000 per year, pro rated for actual days of service during the year.

As a condition to participation in this Plan, each Director shall make such arrangements as the Company may require for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with delivery of shares under this Plan.

The issuance, transfer or delivery of certificates of Common Stock granted under this Plan may be delayed, at the option of the Company, until the Company is satisfied that the applicable requirements of the federal and state securities laws and the withholding provisions of the Internal Revenue Code have been met.


STOCK DIVIDEND, REORGANIZATION OF LIQUIDATION.

If the Company should declare with respect to the Common Stock a stock-split or a dividend payable in shares of Common Stock, or a reverse-stock split or other combination of the Common Stock, or a reclassification of the Common Stock (each, an "Event"), then (1) the class and number of shares yet to be delivered to any Director subsequent to the record date for the Event, and (2) the class and number of shares reserved for grant under Section 3 of this Plan, shall be appropriately adjusted to account for the change in the number and class of capital stock of the Company outstanding as a result of the Event, without further action on the part of the Company, its Board of Directors or its shareholders.

If the shareholders of the Company receive debt or equity securities of another Person ("Exchange Securities") or cash in exchange for or in place of shares of Common Stock in any transaction involving any merger, consolidation, reorganization or other transaction providing for the conversion or exchange of all or substantially all outstanding shares of Common Stock into Exchange Securities or cash, then payment to Directors of the retainer fee provided for by this Plan, pro rated through the date of closing of such transaction, shall be accelerated to such closing date and shall be paid in the form of Exchange Securities or cash, as the case may be. In such case, the amount of Exchange Securities or cash to be delivered in lieu of Common Stock shall be determined by adjusting the number of shares of Common Stock otherwise deliverable hereunder in the same proportion as used for determining the shares of

Exchange Securities or cash the holders of the Common Stock received in such merger, consolidation, reorganization or other transaction. Notwithstanding the foregoing, if payment in the form of Exchange Securities would cause a Director to have engaged in a violation of Section 16 of the Securities Exchange Act of 1934 (taking into consideration any other transactions in the securities of the Company or Exchange Securities by the Director), then each such Director shall receive cash in lieu of Common Stock or Exchange Securities at a rate of $20,000 per year, pro rated for actual days of service during the year prior to the closing of such transaction.

Except as provided in this Section 6, no Director shall have any rights by reason of any subdivision, combination or reclassification of shares of any class of the Company's capital stock, including shares of Common Stock, or the payment of any dividend payable on shares of Common Stock or any other change in the number or class of shares of the Company's outstanding capital stock, or by reason of any merger, consolidation, dissolution or liquidation of the Company, or by reason of any sale of all or substantially all of the assets of the Company other than in the usual and regular course of business, or by reason of any issuance of any shares of capital stock of the Company, including shares of Common Stock or securities convertible into or exchangeable or exercisable for shares of Common Stock, and no adjustment by reason thereof shall be made with respect to the number of shares to be granted to Directors as described in
Section 2 hereof.

EFFECTIVE DATE; TERM

The effective date of this Plan shall be January 1, 1996; PROVIDED that no shares of Common Stock shall be issued hereunder until the Company's shareholders have approved this Plan by the affirmative vote of a majority of the voting securities shares represented in person or by proxy at a duly convened meeting of the shareholders of the Company at which a quorum is present. If shareholder approval is not obtained by June 30, 1996, then this Plan shall be deemed abandoned. Otherwise, this Plan shall continue until terminated by action of the Board of Directors.

INDEMNIFICATION OF BOARD

In addition to all other rights or indemnification they may have as directors of the Company or as members of the Board, members of the Board shall be indemnified by the Company for all reasonable expenses and liabilities of any type and nature, including reasonable attorneys' fees, incurred in connection with any action, suit or proceeding to which they or any of them are a party by reason of, or in connection with, the Plan or any grant of Common Stock hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company), except to the extent that such expenses relate to matters for which it is adjudged that such Board members are liable for willful misconduct; PROVIDED, that within fifteen (15) days after the institution of any such action, suit or proceeding, member(s) of the Board shall, in writing, notify the Company of such action, suit or proceeding, so that the Company may have the opportunity to make appropriate arrangements to prosecute or defend the same.

AMENDMENT OF PLAN

The Board of Directors may, at any time, modify, amend or terminate this Plan, including, without limitation, such modifications or amendments as are necessary to maintain compliance with applicable statutes, rules or regulations; PROVIDED, that (i) any amendment for which shareholder approval is required by Securities and Exchange Commission Rule 16b-3, as amended from time to time, or any successor rule or regulatory requirements (the "Rule"), in order for the Plan to be eligible or continue to qualify for the benefits of the Rule, shall be subject to approval of the shareholders of the Company in accordance with the Rule; and (ii) this Plan shall not be amended in any material respect more than once every six (6) months, other than to comport with changes in the Rule, the Internal Revenue Code of 1986, as amended, the Employee Retirement Security Act of 1974, as amended, or the rules thereunder.

                                 DATA I/O CORPORATION
                          1982 EMPLOYEE STOCK PURCHASE PLAN
                        AMENDED AND RESTATED SEPTEMBER 1, 1993

       1.1    PURPOSE

       This 1982 Employee Stock Purchase Plan (the "Plan") is intended as an incentive and to encourage stock ownership by all eligible employees of Data I/O Corporation (the "Company") and participating subsidiaries so that they may share in the fortunes of the Company by acquiring or increasing their proprietary interest in the Company. The Plan is designed to encourage eligible employees to remain in the employ of the Company. It is intended that options issued pursuant to this Plan shall constitute options issued pursuant to an "employee stock purchase plan" within the meaning of Section 423 of the 1954 Internal Revenue Code (the "Code").

       1.2    ELIGIBLE EMPLOYEES

       All regular, full-time employees of the Company or any of its participating subsidiaries shall be eligible to receive options under this Plan to purchase the Company's common stock, no par value (the "Common Stock") (except employees in countries whose laws make participating impractical). For purposes of this Plan, the term employee shall include all employees of the Company or any of its participating subsidiaries other than persons whose customary employment is twenty (20) hours or less per week or not more than five
(5) months per year. Persons who are employees on the August 1 next following the date that this Plan is approved by the stockholders of the Company shall receive their options as of such August 1. Persons who become eligible to participate in the Plan after the date on which the initial options are granted hereunder shall be granted options on the next date on which options are granted to all eligible employees. In no event may an employee participate in this Plan if such employee, immediately after the option is granted, owns stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of its parent corporation or subsidiary corporation, as the terms "parent corporation" and "subsidiary corporation" are defined in Section 425 (e) and (f) of the Code. For purposes of determining stock ownership under this paragraph, the rules of Section 425(d) of the Code shall apply and stock which the employee may purchase under outstanding options shall be treated as stock owned by the employee.


       1.3    STOCK SUBJECT TO THE PLAN

       The stock subject to the options shall be shares of the Company's authorized but unissued Common Stock or shares of Common Stock reacquired by the Company including shares purchased in the open market. The aggregate number of shares which may be issued pursuant to the Plan is 1,150,000, subject to increase or decrease by reason of stock split-ups, reclassifications, stock dividends, changes in par value and the like.

       1.4    PAYMENT PERIODS AND STOCK OPTIONS

       The period during which payroll deductions will accumulate under the Plan shall be six (6) months (the "Payment Period") and there shall be two (2) such Payment Periods in each calendar year, commencing August 1 and February 1 and terminating on January 31 and July 31 of each year, respectively. Each Payment Period includes only regular pay days falling within it.

       On the first business day of each Payment Period, the Company will grant to each eligible employee who is then a participant in the Plan an option to purchase on the last day of such Payment Period at the option price hereinafter provided such number of full shares of the Common Stock of the Company, reserved for the purpose of the Plan, as his or her accumulated payroll deductions on the last day of such Payment Period will pay for at such option price; provided and on condition that such employee remains eligible to participate in the Plan throughout such Payment Period; and provided further, that the maximum number of shares granted to any eligible employee hereunder in any Payment Period shall not exceed two (2) times the number of full shares of Common Stock as such employee's accumulated payroll deductions would pay for on the exercise date assuming an exercise price equal to eighty-five percent (85%) of the fair market value of the Company's Common Stock on the first day of such Payment Period. The option price for each Payment Period shall be the lesser of (i) eighty five percent (85%) of the fair market value of the Company's Common Stock on the first business day of the Payment Period; or (ii) eight five percent (85%) of the fair market value of the Company's Common Stock on the last business day of the Payment Period, in either case rounded up to avoid fractions other than 1/4, 1/2 and 3/4 (the "Option Price"). In the event of an increase or decrease in the number of outstanding shares of Common Stock of the Company through stock split-ups, reclassifications, stock dividends, changes in par value and the like, an appropriate adjustment shall be made in the number of shares and Option Price per share provided for under the Plan, either by a proportionate increase in the number of shares and a proportionate decrease in the Option Price per share, or by a proportionate decrease in the number of shares and a proportionate increase in the Option Price per share, as may be required to enable an eligible employee who is then a participant in the Plan as to whom an option is exercised on the last day of any then current Payment Period to acquire such number of full shares as his accumulated payroll deductions on such date will pay for at the adjusted Option Price.

       For purposes of this Plan the term "fair market value" on any given day means: (i) if the Common Stock is listed on a national securities exchange, the average of the high and low prices of the Common Stock of the Company on such exchange or such other national securities exchange as shall be designated by the Board of Directors; or (ii) if the Common Stock is traded in the over-the-counter securities market, the last sale price of the Common Stock as quoted by NASDAQ National Market System or, if the Common Stock is not quoted in the National Market System, the mean between the closing bid and asked prices of the Common Stock as quoted by NASDAQ.

       For purposes of this Plan the term "business day" as used herein means a day on which there is trading on any national securities exchange as shall be designated by the Board of Directors pursuant to the preceding paragraph.

       No employee shall be granted an option which permits his or her rights to purchase Common Stock under the Plan and any similar plans of the Company or any parent or subsidiary corporations to accrue at a rate which exceeds twenty five thousand dollars ($25,000) of fair market value of such stock (determined at the time such option is granted) for each calendar year which such option is outstanding at any time. The purpose of the limitation in the preceding sentence is to comply with Section 423(b)(8) of the Code.

       1.5    EXERCISE OF OPTION

       Each eligible employee who continues to be a participant in the Plan on the last business day of a Payment Period shall be deemed to have exercised his or her option on such date and shall be deemed to have purchased from the Company such number of full shares of Common Stock reserved for the purpose of the Plan as his or her accumulated payroll deductions on such date will pay for at such Option Price. If a participant is not an employee on the last business day of a Payment Period, such participant shall not be entitled to exercise his or her option.

       1.6    UNUSED PAYROLL DEDUCTIONS

       Only full shares of Common Stock may be purchased. Any balance remaining in an employee's account after a purchase will be reported to the employee and will be carried forward to the next Payment Period.

       1.7    AUTHORIZATION FOR ENTERING PLAN

       An employee may enter the Plan by filling out, signing and delivering to the Vice President - Human Resources's office an authorization (the "Authorization"):

       (a) specifying the exact payroll deduction;

       (b) authorizing the purchase of stock in each Payment Period in accordance with the terms of the Plan; and

       (c) specifying the exact name in which stock purchased is to be issued as provided under 1.11 hereof.

       Such Authorization must be received by the Vice President - Human Resources's office at least ten (10) days before the beginning date of such next succeeding Payment Period.

       Unless an employee files a new Authorization or withdraws from the Plan, his deductions and purchases under the Authorization on file will continue so long as the Plan remains in effect.

       All payroll deductions made for an employee shall be deposited in the Company's general corporate account and shall not bear interest. An employee may not make any separate cash payment into such account and may reduce the amount of the deduction once during the Payment Period (see Section 1.9). The Company will maintain complete records showing the amount of payroll deductions of each employee.

       1.8    MAXIMUM AMOUNT OF PAYROLL DEDUCTIONS

       An employee may authorize payroll deductions in any whole dollar amount up to but not more than ten percent (10%) of his or her regular base pay, provided, however, that the minimum deduction in respect of any payroll period shall be five dollars ($5.00) (or such lesser amount as the Committee shall establish).

       The base pay of each Participant for each payroll period is the regular straight time compensation earned during such payroll period, before any deductions or withholdings, but excluding overtime, bonuses, amount paid as reimbursement of expenses and other additional compensation.


       1.9    CHANGE IN PAYROLL DEDUCTIONS

       Deductions may be decreased only once in a Payment Period. A new Authorization will be required and must be received in the Vice President - Human Resources's office no later than six (6) days prior to the individual's pay date.

       1.10   WITHDRAWAL FROM THE PLAN

       An employee may withdraw from the Plan, in whole but not in part, at any time prior to the last business day of each Payment Period by delivering a Withdrawal Notice to the Vice President - Human Resources's office, in which event the Company will refund the entire balance of his or her deductions not theretofore used to purchase stock under the Plan within fifteen (15) days following receipt of the Withdrawal Notice.

       An employee who withdraws from the Plan will be treated like an employee who has never entered the Plan. To re-enter, an employee must file a new Authorization at least ten (10) days before the beginning date of the next Payment Period which cannot, however, become effective before the beginning of the next Payment Period following withdrawal.

       1.11   ISSUANCE OF STOCK

       Certificates for stock issued to participants will be delivered as soon as practicable after each Payment Period.

       Stock purchased under the Plan will be issued only in the name of the employee, or if the Authorization so specifies, in the name of the employee and another person of legal age as joint tenants with rights of survivorship.

       In order to obtain the tax treatment provided by the Code for employee stock purchase plans within the meaning of Section 423 of the Code, the shares of stock received after the end of each Payment Period may not be sold by the employee until after a date which is the later of two (2) years from the date that the option to purchase such shares is granted (pursuant to Section 1.4 hereof) and one (1) year from the date that the shares are transferred to the employee. Sale or other disposition of such shares prior to such date may give rise to federal income tax and Federal Insurance Contribution Act ("FICA") withholding obligations on the part of the Company. Accordingly, certificates representing shares issued to employees upon exercise of options granted hereunder will bear a legend restricting transfer prior to such date, unless the employee shall have reimbursed the Company for any federal income tax and FICA withholding obligations arising out of the transaction.


       1.12   NO TRANSFER OR ASSIGNMENT OF EMPLOYEE'S RIGHTS

       An employee's rights under the Plan are the employee's alone and may not be transferred or assigned to, or availed of by, any other person. Any option granted to an employee may be exercised only by such employee.

       1.13   TERMINATION OF EMPLOYEE'S RIGHTS

       An employee's rights under the Plan will terminate when he ceases to be an employee because of resignation, retirement, lay-off, discharge, or change of status. A Withdrawal Notice will be considered as having been received from the employee on the day his or her employment ceases, and all payroll deductions not used will be refunded.

       If an employee's employment shall be terminated by reason of death or disability prior to the end of the current Payment Period, the employee (his or her designated beneficiary, in the event of his death, or if none, his or her legal representative) shall have the right, within ninety (90) days thereafter, to elect to have the balance in his or her account either refunded in cash or applied at the end of the current Payment Period toward the purchase of Common Stock.

       1.14   TERMINATION AND AMENDMENTS TO PLAN

       The Plan may be terminated at any time by the Company's Board of Directors. It will terminate in any case when all or substantially all of the unissued shares of Common Stock reserved for the purpose of the Plan have been purchased. If at any time shares of stock reserved for the purposes of the Plan remain available for purchase but not in sufficient number to satisfy all then unfilled purchase requirements, the available shares shall be apportioned among participants in proportion to their options and the Plan shall terminate. Upon such termination or any other termination of the Plan, all payroll deductions not used to purchase stock will be refunded.

       The Board of Directors also reserves the right to amend the Plan from time to time, in any respect, provided, however, that no amendment shall be effective without prior approval of the stockholders, which would (a) except as provided in Paragraphs 1.3 and 1.4, increase the number of shares of Common Stock to be offered above or (b) change the class of employees eligible to receive options under the Plan.


       1.15   LIMITATIONS ON SALE OF STOCK PURCHASED UNDER THE PLAN

       The Plan is intended to provide Common Stock for investment and not for resale. The Company does not, however, intend to restrict or influence any employee in the conduct of his own affairs. An employee may, therefore, sell stock purchased under the Plan at any time, provided, however, that because of certain Federal tax requirements, each employee will agree by signing the Authorization to promptly give the Company notice of any such stock disposed of within one (1) year after the date of the last day of the Payment Period during which the stock was purchased indicating the number of such shares disposed. The employee assumes the risk of any market fluctuations in the price of such stock.

       1.16   COMPANY'S PAYMENT OF EXPENSES RELATED TO THE PLAN

       The Company will bear all costs of administering and carrying out the Plan.

       1.17   PARTICIPATING SUBSIDIARIES

       The term "participating subsidiaries" shall mean any subsidiary of the Company which is designated by the Board of Directors to participate in the Plan. The Board of Directors shall have the power to make such designation before or after the Plan is approved by the stockholders.


       1.18   ADMINISTRATION OF THE PLAN

       The Plan shall be administered by a committee appointed by the Board of Directors of the Company (the "Committee"). The Committee shall consist of not less than three (3) members of the Company's Board of Directors. The Board of Directors may from time to time remove members from, or add members to, the Committee. Vacancies on the Committee, however caused, shall be filled by the Board of Directors. The Committee shall select one of its members as Chairman, and shall hold meetings at such times and places as it may determine. Acts by a majority of the Committee, or acts reduced to or approved in writing by a majority of the members of the Committee, shall be the valid acts of the Committee. No member of the Committee shall be eligible to participate in the Plan while serving as a member of the Committee.

       The interpretation and construction by the Committee of any provisions of the Plan or of any option granted under it shall be final unless otherwise determined by the Board of Directors. The Committee may from time to time adopt such rules and regulations for carrying out the Plan as it may deem best. No member of the Board of Directors or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any option granted under it.

       1.19   OPTIONEES NOT STOCKHOLDERS

       Until such time as the applicable Common Stock is actually purchased by and issued to an employee pursuant to the Plan, no employee shall be considered a shareholder or have shareholder rights merely by reason of tendering to the Company an Authorization and, therefore, instituting payroll deductions and related actions.

       1.20   APPLICATION OF FUNDS

       The proceeds received by the Company from the sale of Common Stock pursuant to options granted under the Plan will be used for general corporate purposes.

       1.21   GOVERNMENTAL REGULATION

       The Company's obligation to sell and deliver shares of the Company's Common Stock under this Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance or sale of such Common Stock.

       1.22   WITHHOLDING OF ADDITIONAL FEDERAL INCOME TAX

       In accordance with Section 3402(a) of the Code and the regulations and rulings promulgated thereunder, the Company will withhold from the wages of participating employees, in all payroll periods following and in the same calendar year as the date on which compensation is deemed received by the employee, additional income taxes in respect of amounts deemed compensation to be included as includible gross income reported by the employee.

       1.23   APPROVAL OF STOCKHOLDERS

       The Plan shall not take effect until approved by the holders of a majority of the outstanding shares of Common Stock of the Company, which approval must occur within the period beginning twelve (12) months before and ending twelve (12) months after the date the Plan is adopted by the Board of Directors.

PROXY
             THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                                 DATA I/O CORPORATION
The undersigned hereby appoints William C. Erxleben and Steven M. Gordon, and each of them as proxies, each with full power of substitution, to represent and vote for and on behalf of the undersigned, as designated below, the number of shares of common stock of Data I/O Corporation that the undersigned would be entitled to vote if personally present at the annual meeting of shareholders to be held on May 14, 1996, or at any adjournment thereof. The undersigned directs that this proxy be voted as indicated on the reverse side hereof:

COMMENTS/ADDRESS CHANGE: Please mark comments/address change box on reverse side.

(Continued, and to be marked, dated and signed, on the other side)

This proxy, when properly executed, will be voted in the manner directed on this proxy card. The Board of Directors recommends a vote FOR all nominees and FOR the proposals to amend the Data I/O Corporation 1982 Employee Stock Purchase Plan and to approve the Data I/O Corporation 1996 Director Fee Plan. If no specification is made, all shares represented by this proxy will be voted FOR all of said nominees and FOR the proposed amendment to the Data I/O Corporation 1982 Employee Stock Purchase Plan and for the approval of the Data I/O Corporation 1996 Director Fee Plan, and will be voted in accordance with the discretion of the proxies on all other matters which may come before the meeting or any adjournment.

1.     Election of Directors        FOR all nominees       WITHHOLD AUTHORITY
(INSTRUCTION: To withhold           listed at left         to vote for all
authority to vote for any           (except as marked      nominees listed at
individual nominee, strike a line   to the contrary at     left. [   ]
through the nominee's name in the   left). [   ]
list below.)
       William C. Erxleben
       W. Hunter Simpson
       Donald R. Stenquist
       Milton F. Zeutschel
       Frances M. Conley

2.     Proposal to amend the Data   For [   ]    Against [   ]  Abstain [   ]
I/O Corporation 1982 Employee
Stock Purchase Plan as described
in the Proxy Statement for the
1996 Annual Meeting.

3.     Proposal to approve the      For [   ]    Against [   ]  Abstain [   ]
Data I/O Corporation 1996 Director
Fee Plan as described in the Proxy
Statement for the 1996 Annual
Meeting.

4.     In their discretion, the
holders of this proxy are
authorized to vote upon such other
business as may properly come
before the meeting.

[   ] COMMENTS/ADDRESS CHANGE
Please mark this box if you have written comments/address change on the reverse side .

The undersigned hereby revokes any proxy or proxies heretofore given for such shares and ratifies all that said proxies or their substitutes may lawfully do by virtue hereof.

Signature(s)                                            Date
            -------------------------------------------     -------------------
NOTE: Please sign exactly as name appears on this proxy. If stock is held jointly, both persons should sign. Persons signing in a representative capacity should give their title.